Exhibit to ITEM 77K

On November 9, 2017, the Board of Directors for the Boulder Growth and Income Fund, Inc.(the “Fund”) approved Cohen & Company Inc. (“Cohen”) as the Fund’s independent registered public accounting for the Fund’s fiscal year ended November 30, 2018. Previously, Deloitte & Touche LLP has been engaged as the independent registered public accounting firm to audit the Fund’s financial statements. Deloitte & Touche LLP issued reports on the Fund’s financial statements for the periods ended November 30, 2017 and November 30, 2016. Such reports did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to replace Deloitte & Touche LLP as the Fund’s independent registered public accounting firm with Cohen was approved by the Fund’s Audit Committee and ratified by the Fund’s Board of Directors. Dismissal of Deloitte & Touche LLP was effective January 26, 2018.

During the Fund’s fiscal periods ended November 30, 2017 and November 30, 2016, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports nor were there any "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Fund requested that Deloitte & Touche LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is attached to this exhibit as required by Item 77Q1(f) of this Form N-SAR, dated January 29, 2018.

January 29, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the exhibit to Item 77 on Boulder Growth & Income Fund, Inc.’s Form N-SAR dated January 29, 2018, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP